EXHIBIT 99.1

                              TECH-SYM CORPORATION
                           1998 EQUITY INCENTIVE PLAN
                       (SECOND AMENDMENT AND RESTATEMENT)

     Tech-Sym Corporation, a Nevada corporation (the "Company"), hereby amends and restates this Tech-Sym Corporation 1998 Equity Incentive Plan (the "Plan"), effective as of October 15, 1998, subject to stockholder approval.

     1. PURPOSE. The purpose of the Plan is to promote the interests of the Company by encouraging employees of, and consultants to, the Company and its Affiliates and the directors of the Company who are not also employees of the Company or an Affiliate, to acquire or increase their equity interests in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are believed to be essential for the growth and profitability of the Company.

     2.  DEFINITIONS.  As used in this Plan:

          (a) "AFFILIATE" means, at any time, any corporation, partnership or other entity in which the Company, directly or indirectly, has a significant equity interest, as determined by the Committee.

          (b) "APPRECIATION RIGHT" means a right granted pursuant to Paragraph 5.

          (c) "AWARD" means an Option Right, an Appreciation Right, a Director Option, Phantom Shares, a Performance Unit, Bonus Stock, Restricted Stock or a Cash Tax Right.

          (d)  "BOARD" means the Board of Directors of the Company.

          (e) "BONUS STOCK" means unrestricted shares of Common Stock granted pursuant to Paragraph 9.

          (f)  "CASH TAX RIGHT" means a right granted pursuant to Paragraph
     10.

          (g) "CHANGE IN CONTROL" shall occur if:

                   (i) any "person," as such term is used on Section 13(d) and 14(d) of the Exchange Act (other than the Company or any employee benefit plan of the Company) together with its "affiliates" and "associates," as such terms are defined in Rule 12b-2 of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                   (ii) during any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then

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              still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                   (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

                   (iv) the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets. For purposes of this clause (iv), the term "the sale, exchange or disposition by the Company of all or a significant portion of the Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or any subsidiary (including the stock of any subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 25% of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding shares of common stock of the Company (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of common stock of the Company shall be determined by multiplying the number of shares of the Company's common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of common stock of the Company for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Company or by such other method as the Board shall determine is appropriate.

          (h) "CODE" means the Internal Revenue Code of 1986, as in effect from time to time.

          (i)  "COMMITTEE" means the Compensation Committee of the Board.

          (j) "COMMON STOCK" means the Common Stock, $0.10 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 14.

          (k) "DATE OF GRANT" means (i) with respect to an Award other than a Director Option, the date specified by the Committee on which such Award will become effective (which date will not be earlier

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     than the date on which the Committee takes action with respect thereto) and
     (ii) with respect to a Director Option, the automatic date of grant as provided in Paragraph 11.

          (l) "DIRECTOR" means a member of the Board who is not also an employee of, or consultant to, the Company or an Affiliate.

          (m) "DIRECTOR OPTION" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 11.

          (n) "DIVIDEND EQUIVALENT" means, with respect to an Option Right or Phantom Share, an amount equal to the amount of any dividends that are declared and become payable after the Date of Grant for such Award and on or before the date such Award is exercised, paid or forfeited, as the case may be.

          (o) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (p) "GRANT PRICE" means the price per share of Common Stock at which an Appreciation Right not granted in tandem with an Option Right is granted.

          (q) "MARKET VALUE PER SHARE" means, at any date, the closing sale price per share of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

          (r) "OPTION PRICE" means the purchase price per share payable on exercise of an Option Right or Director Option.

          (s) "OPTION RIGHT" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 4.

          (t) "PARTICIPANT" means an employee of, or consultant to, the Company or any of its Affiliates who is selected by the Committee to receive an Award under any of Paragraphs 4 through 10 and shall also include a Director who has received an automatic grant of Director Options pursuant to Paragraph 11.

          (u) "PERFORMANCE OBJECTIVES" means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time (Performance Cycle) determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following (i) net earnings;
     (ii) operating income; (iii) earnings before interest and taxes ("EBIT");
     (iv) earnings before interest, taxes, depreciation, and amortization expenses ("EBITDA"); (v) earnings before taxes and unusual or nonrecurring items; (vi) revenue; (vii) return on investment; (viii) return on equity; (ix) return on total capital; (x) return on assets; (xi) total stockholder return; (xii) return on capital employed in the business;
     (xiii) stock price performance; (xiv) earnings per share growth; and (xv) cash flows. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. The Committee, in its sole discretion and without the consent of the Participant, may amend (i)

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     any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of
     Section 162(m) of the Code, to reflect significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award. With respect to an Award that is subject to Section 162(m) of the Code, the Committee must first certify that the Performance Objectives have been achieved before the Award may be paid.

          (v) "PERFORMANCE UNIT" means a unit equivalent to $100 (or such other value as the Committee determines) awarded pursuant to Paragraph 8.

          (w) "PHANTOM SHARES" means notional shares of Common Stock awarded pursuant to Paragraph 7.

          (x) "RESTRICTED STOCK" means shares of Common Stock granted or sold pursuant to Paragraph 6 as to which neither the ownership restrictions nor the restriction on transfers referred to therein has expired.

          (y) "RULE 16B-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

          (z) "SPREAD" means the amount determined by multiplying (i) the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price provided for in the related Option Right or, if there is no tandem Option Right, the Grant Price provided for in the Appreciation Right by (ii) the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

          (aa) "SUBSIDIARY" means, at any time, any corporation in which at the time the Company then owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

     3. SHARES AVAILABLE UNDER PLAN. Subject to adjustments as provided in Paragraph 14, 750,000 is the maximum number of shares of Common Stock which may be issued or transferred and covered by all outstanding Awards under this Plan, of which number no more than 150,000 shares may be issued or transferred as Restricted Stock and/or Phantom Shares, the vesting of which is not subject to the achievement of Performance Objectives, and/or as Bonus Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon exercise of any Appreciation Rights or the payment of any Phantom Shares, there will be deemed to have been delivered under this Plan for purposes of this Paragraph 3 the number of shares of Common Stock covered by the Appreciation Rights or equal to the Phantom Shares, as applicable, regardless of whether such Appreciation Rights or Phantom Shares were paid in cash or shares of Common Stock. Subject to the provisions of the preceding sentence, any shares of Common Stock which are subject to Option Rights, Appreciation Rights, or Phantom Shares awarded or sold as Restricted Stock that are terminated unexercised, forfeited or surrendered or which expire for any reason will again be available for issuance under this Plan. No person may receive Appreciation Rights, Option Rights, Phantom Shares, Bonus Stock and Restricted Stock awards with respect to more than 250,000 shares during any calendar year; but disregarding any Appreciation Rights

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granted in tandem with any Option Rights granted that year. Similarly, the maximum value of Performance Units that may be granted to any person during any calendar may not exceed $1 million.

     4. OPTION RIGHTS. The Committee may from time to time authorize grants to any Participant (other than a Director) of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of shares of Common Stock to which it pertains and whether Dividend Equivalents are awarded with respect to the option, and; if awarded, the payment or crediting of such Dividend Equivalents.

          (b) Each grant will specify its Option Price, which may not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Each grant will specify that the Option Price will be payable (i) in cash or by check payable and acceptable to the Company or (ii) to the extent provided in the grant agreement, (a) by tendering (actually or constructively) to the Company shares of Common Stock owned by the optionee (for more than six months if acquired pursuant to the prior exercise of an Option Right) having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full Option Price for the shares with respect to which the option is being exercised and by paying any remaining amount of the Option Price as provided in (i) above or (b) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the Option Price as provided in
     (ii)(b) above, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (iii) by a combination of such payment methods. Payment instruments will be received subject to collection.

          (d) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

          (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and the Affiliates and/or the Performance Objectives (if any) to be achieved before the Option Rights or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

          (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Performance Objectives may specify a minimum level of achievement in respect of the specified Performance Objectives below which no Options Rights will be exercisable and may set forth a formula or other method for determining the number of Option Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Performance Objectives.

          (g) Option Rights granted under this Plan may be (i) options which are intended to qualify as incentive stock options under Section 422 of the Code, provided, however, such options may only be granted to employees of the Company, its parent corporation and subsidiaries of the Company, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

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          (h)  Option Rights granted to a Participant who is an officer of the
     Company or a Subsidiary may, in the discretion of the Committee, provide for an automatic "reload" grant upon the exercise of the Option Right, with such terms and conditions on any such reload grant as the Committee may choose, provided, however, the Option Price may not be less than 100% of the Market Value per Share on the Date of Grant of the reload option and its term may not exceed the remaining term for the exercised option.

          (i) Each grant may, in the discretion of the Committee, provide that the Common Stock acquired upon exercise of the Option Right shall remain subject to "forfeiture" upon such terms and conditions as the Committee may determine.

          (j) Each grant shall specify the period during which the Option Right may be exercised, but no Option Right will be exercisable more than ten years from the Date of Grant.

          (k) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

     5. APPRECIATION RIGHTS. The Committee may also from time to time authorize grants to any Participant (other than a Director) of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Appreciation Rights may be granted in tandem with Option Rights or separate and apart from a grant of Option Rights. An Appreciation Right will be a right of the Participant granted such Award to receive from the Company, upon exercise, an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with an Option Right may be exercised only by surrender of the related Option Right. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the limitations, contained in the following provisions:

          (a) Each grant will state whether it is made in tandem with Option Rights and, if not made in tandem with any Option Rights, will specify the number of shares of Common Stock in respect of which it is made.

          (b) Each grant made in tandem with Option Rights will specify the Option Price and each grant not made in tandem with Option Rights will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in (i) cash or Company check,
     (ii) shares of Common Stock having an aggregate Market Value per Share equal to the Spread or (iii) any combination thereof, as determined by the Committee in its sole discretion.

          (d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

          (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and its Affiliates and/or Performance Objectives to be achieved before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Right may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Option Rights, when the related Option Right is also exercisable. Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a Change in

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     Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement, including an involuntary termination other than for cause.

          (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Performance Objectives may specify a minimum level of achievement in respect of the specified Performance Objectives below which no Appreciation Rights will be exercisable and may set forth a formula or other method for determining the number of Appreciation Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Performance Objectives.

          (g) Each grant of an Appreciation Right will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant receiving the grant, which agreement will describe such Appreciation Right, identify any Option Right granted in tandem with such Appreciation Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

     6. RESTRICTED STOCK. The Committee may also from time to time authorize grants or sales to any Participant (other than a Director) of Restricted Stock upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the Participant's dividend rights during the period in which the shares of Restricted Stock are subject to any such restrictions.

          (b) Each grant or sale will specify the Performance Objectives, if any, that are to be achieved in order for the ownership restrictions to lapse. Each grant or sale that is subject to the achievement of Performance Objectives will specify a minimum acceptable level of achievement in respect of the specified Performance Objectives below which the shares of Restricted Stock will be forfeited and may set forth a formula or other method for determining the number of shares of Restricted Stock with respect to which restrictions will lapse if performance is at or above such minimum but short of full achievement of the Performance Objectives.

          (c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

          (d) Each such grant or sale will provide that the shares of Restricted Stock covered by such grant or sale will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of
     Section 83 of the Code and the regulations thereunder; provided, however, with respect to any such Award that is intended on its Date of Grant to be on a "performance based" Award under Section 162(m) of the Code, the minimum restricted period shall be one year, and, with respect to any such Award that is not intended on its Date of Grant to be such a "performance based" Award, the minimum restricted period shall be three years. Notwithstanding the foregoing however, any grant or sale may provide for the earlier termination of such period in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause, to the extent the inclusion of such acceleration provision(s) on the

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     Date of Grant would not preclude an Award intended to be "performance based" under section 162(m) from so qualifying.

          (e) Each such grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to continuing restrictions in the hands of any transferee).

          (f) Each grant or sale of Restricted Stock will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

          (g) Unless otherwise approved by the Committee, certificates representing shares of Common Stock transferred pursuant to a grant of Restricted Stock will be held in escrow pursuant to an agreement satisfactory to the Committee until such time as the restrictions on transfer have expired or the shares have been forfeited.

     7. PHANTOM SHARES. The Committee may also from time to time authorize grants to any Participant (other than a Director) of Phantom Shares upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of Phantom Shares to which it pertains and the payment or crediting of any Dividend Equivalents with respect to such Phantom Shares.

          (b) Each grant will specify the Performance Objectives, if any, that are to be achieved in order for the Phantom Shares to be earned. Each grant that is subject to the achievement of Performance Objectives will specify a minimum acceptable level of achievement in respect of the specified Performance Objectives below which the Phantom Shares will be forfeited and may set forth a formula or other method for determining the number of Phantom Shares to be earned if performance is at or above such minimum but short of full achievement of the Performance Objectives.

          (c) Each grant will specify the time and manner of payment of Phantom Shares which have been earned, which payment may be made in (i) cash, (ii) shares of Common Stock or (iii) any combination thereof, as determined by the Committee in its sole discretion.

          (d) Each grant of Phantom Shares will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement or otherwise, including an involuntary termination other than for cause.

     8. PERFORMANCE UNITS. The Committee may also from time to time authorize grants to any Participant (other than a Director) of Performance Units upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of Performance Units to which it pertains.

          (b) Each grant will specify the Performance Objectives that are to be achieved in order for the Performance Units to be earned. Each grant will specify a minimum acceptable level of achievement in respect of the specified Performance Objectives below which no payment will be made and may set

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     forth a formula or other method for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Performance Objectives.

          (c) Each grant will specify the time and manner of payment of Performance Units which have become payable, which payment may be made in
     (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its sole discretion at the time of payment.

          (d) Each grant of a Performance Unit will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

     9. BONUS STOCK. The Committee may also from time to time authorize grants to any Participant (other than a Director) of Bonus Stock, which shall constitute a transfer of shares of Common Stock, without other payment therefor, as additional compensation for the Participant's services to the Company or its Affiliates, provided, however, that no more than 10% of the shares of Common Stock available for Awards under the Plan may be granted as Bonus Stock, but excluding from this limitation all Bonus Stock grants made in lieu of salary or cash bonuses having a value equal to the Bonus Stock Award.

     10.  CASH TAX RIGHTS.

          (a) The Committee may also from time to time authorize grants to any Participant (other than a Director) of Cash Tax Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Cash Tax Rights may only be granted in tandem with an Award that is payable in shares of Common Stock. A Cash Tax Right will be the right of the Participant granted such Award to receive from the Company, upon receipt of shares of Common Stock pursuant to the tandem Award, an amount of cash, which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Market Value per Share (not exceeding 100%) of each share of Common Stock received upon payment of the tandem Award.

          (b) Each grant of a Cash Tax Right will (i) state the Award it is made in tandem with and will specify the percentage of the Market Value per Share that shall be payable in cash and (ii) be evidenced by an agreement extended on behalf of the Company by any officer and delivered to and accepted, by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

     11.  DIRECTOR OPTIONS.

          (a) Each Director who is elected or appointed to the Board for the first time at or after the 1998 Annual Meeting of the Stockholders of the Company shall automatically receive, on the date of his or her election or appointment, a Director Option for 10,000 shares of Common Stock. In addition, each person who is a Director on October 15, 1998, shall receive on such date a Director Option for 6,000 shares of Common Stock ("Special Director Options").

          (b) On the day of the regular Annual Meeting of the Stockholders of the Company in each year that this Plan is in effect (commencing with the 1999 Annual Meeting of Stockholders), each Director

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     who is in office on that day and who was not elected or appointed for the first time on such date shall automatically receive a Director Option for 5,000 shares of Common Stock.

          (c) Each Director Option will be subject to all of the limitations contained in the following provisions:

             (i) Each Director Option shall be fully exercisable (vested) on its Date of Grant, except for each Special Director Option which shall be fully exercisable (vested) one year after its Date of Grant.

             (ii) The Option Price of each Director Option shall be the Market Value per Share on its Date of Grant.

             (iii) Each Director Option may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Option is being exercised, accompanied by payment in full of the Option Price for such shares, which payment may be (1) in cash by check acceptable to the Company, (2) by tendering (actually or constructively) to the Company shares of Common Stock owned by the optionee (for more than six months if acquired pursuant to the prior exercise of a Director Option) having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full option exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the option exercise price as provided (i) above, (3) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the exercise price in this manner, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or
        (4) by a combination of such methods of payment. Payment instruments will be received subject to collection.

             (iv) Each Director Option shall expire 10 years from the Date of Grant thereof, but shall be subject to earlier termination as follows:
        Director Options must be exercised within one year of Director ceasing to be a member of the Board unless such termination results from the Director's death, disability (as determined by the Committee) or retirement (as determined by the Committee), in which case the Director Options may be exercised by the optionee or the optionee's legal representative or the person to whom the Director's rights shall pass by will or the laws of descent and distribution, as the case may be, within three years from the date of termination; provided however, that no such event shall extend the normal expiration date of such Director Options.

             (v) In the event that the number of shares of Common Stock available for grants under this Plan is insufficient to make all automatic grants provided for in this Paragraph 11 on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Paragraph 11 shall terminate.

             (vi) Grants made pursuant to this Paragraph 11 shall be subject to all of the terms and conditions of this Plan; however, if there is a conflict between the terms and conditions of this Paragraph 11 and the terms and conditions of any other Paragraph, then the terms and conditions

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
        of this Paragraph 11 shall control. The Committee may not exercise any discretion with respect to this Paragraph 11 which would be inconsistent with the intent that this Plan meet the requirements of Rule 16b-3.

     12. LSARS. Notwithstanding anything in Paragraphs 4, 5 or 11 above to the contrary, if during the 60-day period following the date of a Change in Control or, with respect to an option, Appreciation Right or Director Option granted to a Participant who is subject to Section 16(b) of the Exchange Act, the 60-day period following the earlier of the date that Section 16(b) of the Exchange Act ceases to apply to such person or six months following the date of grant of such option, Appreciation Right or Director Option (but not to exceed the remaining term of such option, Appreciation Right or Director Option), a Participant (or beneficiary thereof) elects to exercise an option, Appreciation Right or Director Option, as applicable, the holder shall receive in cash whichever of the following amounts is applicable:

          (a) with respect to an acquisition of Common Stock described in clause (i) of the definition of Change in Control, an amount equal to the Acquisition Spread (as defined below);

          (b) with respect to a change in composition of the Board described in clause (ii) of the definition of Change in Control, an amount equal to the Spread (as defined below); or

          (c) with respect to stockholder approval of an agreement or adoption of a plan described in clause (iii) or (iv) of the definition of Change in Control, an amount equal to the Merger Spread (as defined below).

     As used in this Paragraph 12, the following terms shall have the meaning indicated:

             (i) The term "Acquisition Price Per Share" shall mean the greater of (i) the highest price paid by a person (or an Affiliate or Associate thereof) for any share of Common Stock acquired prior to, but in connection with, a Change in Control described in clause (i) of the definition of a Change in Control or (ii) the highest Market Value per Share for any day during the 60-day period ending on the date the option, Appreciation Right or Director Option is exercised.

             (ii) The term "Acquisition Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the Acquisition Price Per Share over (B) the price per share of Common Stock at which the option, Appreciation Right or Director Option is exercisable, by (ii) the number of shares of Common Stock with respect to which such option, Appreciation Right or Director Option is being exercised.

             (iii) The term "Merger Price Per Share" shall mean the greater of (i) the fixed or formula price for the acquisition of shares of Common Stock specified in such agreement or adoption, if such fixed or formula price is determinable on the date on which such option, Appreciation Right or Director Option is exercised, and (ii) the highest Market Value per Share for any day during the 60-day period ending on the date on which such option, Appreciation Right or Director Option is exercised.

             (iv) The term "Merger Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the Merger Price Per Share over (B) the price per share of Common Stock at which the option, Appreciation Right or Director Option is exercisable, by (ii) the number of shares of Common Stock with respect to which such option, Appreciation Right or Director Option is being exercised.

             (v) The term "Spread" shall mean an amount equal to the product obtained by multiplying (i) the excess of (A) the highest Market Value per Share for any day during the 60-day period

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
        ending on the date the option, Appreciation Right or Director Option is exercised over (B) the price per share of Common Stock at which the option, Appreciation Right or Director Option is exercisable, by (ii) the number of shares of Common Stock with respect to which such option, Appreciation Right or Director Option is being exercised.

     The Company intends that this Paragraph 12 shall comply with the requirements of Rule 16b-3 and any future rules promulgated in substitution therefor ("the Rule") under the Exchange Act during the term of the Plan. Should any provision of this Paragraph 12 not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for this Paragraph 12 to comply with the requirements of the Rule, the Board may amend the Plan to add to or modify the provisions of the Plan accordingly.

     13. TRANSFERABILITY. Except as provided below, no Award will be transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Director Options, Option Rights or Appreciation Rights will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. The Committee may, in its discretion, adopt rules or guidelines under which any option (other than an incentive stock option) granted to a Participant may be transferred (in whole or in part pursuant to such form as approved by the Company) by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Participant, (iii) a partnership, limited liability company or other entity in which such Immediate Family Members and, if applicable, the Participant are the only partners, members or stockholders, or (iv) to other persons or entities as approved by the Committee in its discretion. Following transfer, any such option shall continue to be subject to the same terms and conditions as were applicable to the option immediately prior to transfer; provided, however, that no transferred option shall be exercisable or payable, as the case may be, unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the option.

     14. ADJUSTMENTS. The Board may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Director Options, Option Rights, Appreciation Rights and Phantom Shares granted hereunder, in the Option Price or Grant Price applicable to any such Director Options, Option Rights and Appreciation Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Board, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing.

     15. FRACTIONAL SHARES. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions for the settlement of fractions in cash.

     16. WITHHOLDING OF TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant or payment made to a Participant or any other person under this Plan, it will be a condition to the receipt of such grant or payment that the Participant or such other person make arrangements satisfactory to the Company for the payment of such taxes. With respect to any Participant who is subject to Rule 16b-3 at the time withholding is required, the Participant may direct the Company to withhold from such Award, to the extent such withholding is not satisfied by a tandem

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
Cash Tax Right, if any, a number of shares of Common Stock having an aggregate Market Value per Share equal to the amount of taxes required to be withheld by the Company.

     17. PARACHUTE TAX GROSS-UP. To the extent that the acceleration of the vesting or payment of any Award to a Participant (a "Benefit") is subject to excise tax under Section 4999(a) of the Code (a "Parachute Tax"), the Company shall pay such Participant an amount of cash (the "Gross-up Amount") such that the "net" Benefit received by the Participant under this Plan, after paying all applicable Parachute Taxes (including those on the Gross-up Amount) and any taxes on the Gross-up Amount, shall be equal to the Benefit that such Participant would have received if such Parachute Tax had not been applicable.

     18.  ADMINISTRATION OF THE PLAN.

          (a) This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

          (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of such member.

     19.  AMENDMENTS, ETC.

          (a) This Plan may be amended from time to time by the Board but may not be amended without the approval by the stockholders of the Company if such amendment would change the class of eligible Participants or increase the number of shares available for Awards.

          (b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor will it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate such Participant's employment or other service at any time.

     20. TERM. This Second Amended and Restated Plan shall be effective as of October 15, 1998, subject to approval by the Company's stockholders; provided, however, no Special Director Option shall be exercisable or payable prior to the date of such stockholders' approval. Unless sooner terminated, this Plan shall terminate on December 31, 2007, and no further Awards shall be made, but all outstanding Awards on such date shall remain effective in accordance with their terms and the terms of this Plan.

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